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                                                                     Exhibit 3.9


                            CERTIFICATE OF AMENDMENT
                                       TO
                        THE CERTIFICATE OF INCORPORATION
                                       OF
                            OSICOM TECHNOLOGIES, INC.


TO:   Secretary of State
      State of New Jersey

Pursuant to the provisions of Section 14A:9-2(4) and Section 14A:9-4(3), Corporations, General, of the New Jersey Statutes, the undersigned corporation executes the following Certificate of Amendment to its Certificate of
Incorporation:

1. The name of the corporation is Osicom Technologies, Inc.

2. The following amendment to the Certificate of Incorporation was approved by the directors and thereafter duly adopted by the shareholders of the corporation on the 5th day of January, 1998.

RESOLVED, that section (a) of Article Four of the Certificate of Incorporation be amended to read as follows:

        a. Aggregate Number. The aggregate number of shares which the corporation shall have authority to issue is fifty-two million (52,000,000) consisting of fifty million (50,000,000) common shares, ten ($.l0) cents par value, and two million (2,000,000) preferred shares, one ($.01) cent par value. The preferred shares shall have such designation and relative voting, dividend, liquidation and other rights, preferences and limitations as may be stated in further amendments to the Restated Certificate of Incorporation.

3. The number of shares outstanding at the time of the adoption of the amendment was 17,787,607. The total number of shares entitled to vote thereon was 17,787,607.

4. The number of shares voting for and against such amendment is as follows:

      Number of Shares                      Number of Shares
      Voting for Amendment                  Voting Against Amendment
      13,626,318                            2,726,644

5. This Certificate of Amendment shall be effective as of the date of filing.

Dated this 16th day of January, 1998.

BY: /s/ Par Chadha
   -----------------------------
        Par Chadha,
        Chief Executive Officer



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